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                          Independent Auditors' Consent




The Board of Directors
Hayes Lemmerz International, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-110684) on Form S-8 of Hayes Lemmerz International, Inc. of our report dated April 6, 2004, with respect to the consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries as of January 31, 2004 (the Successor) and 2003 (the Predecessor), and the related consolidated statements of operations, changes in stockholders' equity (deficit) and comprehensive income (loss), and cash flows for the period from June 1, 2003 to January 31, 2004 (the Successor), the period from February 1, 2003 to May 31, 2003 and each of the years in the two-year period ended January 31, 2003 (the Predecessor), and the related financial statement schedule, which report appears in the January 31, 2004 annual report on Form 10-K of Hayes Lemmerz International, Inc.

Our report dated April 6, 2004 contains an explanatory paragraph that states that on June 3, 2003, the Company emerged from bankruptcy pursuant to a Plan of Reorganization confirmed by the Bankruptcy Court by order dated May 12, 2003. Accordingly, the accompanying consolidated financial statements of the Successor have been prepared in conformity with the fresh start accounting provisions of the AICPA's Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code." As a result, the consolidated financial statements of the Successor are presented on a different basis than that prior to the reorganization and, therefore, are not comparable in all respects. In addition, our report refers to changes in the method of accounting in 2002 for goodwill and other intangible assets.


/s/ KPMG LLP
Detroit, Michigan
April 8, 2004